Exhibit 11.1

VinFast Auto Ltd.

Insider Trading Compliance policy

(As of 8th September, 2023)

U.S. federal securities laws prohibit trading in the securities of a company while in possession of material non-public information and providing material non-public information to others so that they can trade. Violating such laws can undermine investor trust, harm our company’s reputation, and result in your dismissal from VinFast Auto Ltd. (together with its subsidiaries, the “Company”) or even serious criminal and civil charges against you and the Company.

This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading. The Policy has seven sections, namely:

•	The Summary: This section provides a brief introduction about this Policy, including purpose and governing scope of this Policy.
•	Statement of Policies Prohibiting Insider Trading: This section specifies principal rules of this Policy and provides certain exceptions not governed by this Policy.
•	General Explanation of Insider Trading: This section responds to the question “What is insider trading”. To respond to this question, this section provides explanation for elements of insider trading.
•	Statement of Procedures to Prevent Insider Trading: This section lists out rules and procedures which the Company shall maintain to prevent insider trading.
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Additional Prohibited Transactions: This section further specifies certain types of transactions which directors, officers, and employees of the Company shall not conduct, or shall follow strictly procedure/guidance provided in this section when conducting any of such transactions.

•	Rule 10b5-1 Trading Plans: This section focuses on explaining an exception under Rule 10b5-1 which allows certain transactions if they are pre-planned and satisfy conditions of this Rule.
•	Execution and Return of Certificate of Compliance: The purpose of this section is to ensure that directors, officers, and employees of the company be aware of the existence of this Policy.

I.   Summary

Preventing insider trading is necessary to comply with U.S. federal securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material non-public information relating to the security and in breach of a duty of trust or confidence. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for corporations.

Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading shall also be prohibited by this Policy, and violation of this Policy may result in Company-imposed disciplinary action, including removal or dismissal for cause.

This Policy applies to all officers, directors, and employees of the Company. As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. The Company may determine that this Policy applies to additional persons with access to material non-public information, such as contractors or consultants. This Policy extends to all activities within and outside your Company duties. Every officer, director, and employee shall review this Policy. Questions regarding the Policy should be directed to the Company’s Compliance Officer.

In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy, and also for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) and entities under your influence or control are in compliance with this Policy.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.

II.   Statement of Policies Prohibiting Insider Trading

No officer, director, or employee (or any other person designated as subject to this Policy) shall purchase or sell any type of security while in possession of material non-public information relating to the security or the issuer of such security, whether the issuer of such security is the Company or any other company, that is listed under a U.S.-based stock exchange and traded in the U.S.

These prohibitions do not apply to:

•	purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that, in each case, do not involve a market sale of the Company’s securities (the “cashless exercise” of the Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);

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bona fide gifts of the Company’s securities unless the person giving the gift knows, has reason to believe or is reckless in not knowing that the recipient intends to sell the securities while the donor is in possession of material non-public information about the Company; or

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purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction, or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended, (ii) was precleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial preclearance without such amendment or modification being precleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

From time to time, events will occur that are material to the Company and cause certain officers, directors, or employees to be in possession of material non-public information. When that happens, the Company may recommend that those in possession of the material non-public information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed.

When such event-specific blackout periods occur, those subject to it shall be notified by the Company. The event-specific blackout period shall not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.

Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material non-public information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material non-public information.

No officer, director, or employee shall directly or indirectly communicate (or “tip”) material non-public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

III.   General Explanation of Insider Trading

“Insider trading” refers to the purchase or sale of an U.S. publicly-traded security while in possession of material non-public information relating to the security and in breach of a duty of trust or confidence.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities.

A.	What Facts Are Material?

The materiality of a fact depends upon the circumstances. A fact shall be considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information include (but are not limited to) information about corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, or dispositions; dividends; major new products or product developments; important business developments such as major contract awards or cancellations, developments regarding strategic collaborators, or the status of regulatory submissions; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; cybersecurity or data security incidents; and significant litigation or regulatory actions. Moreover, material information does not have to be related to the Company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

Questions regarding material information should be directed to the Compliance Officer. A good rule of thumb: When in doubt, do not trade.

B.	What Is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press International; broadcasts on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a conference call compliant with the Company’s Guidelines for Corporate Disclosure; or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. Note that simply posting information to the Company’s website may not be sufficient disclosure to make the information public.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public. For purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern Time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday.

C.	Who Is an Insider?

“Insiders” include officers, directors, and any employees of a company, or anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material non-public information relating to the company’s securities.

Insiders may not trade in the Company’s securities while in possession of material non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D.	Trading by Persons Other Than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.

Tippees inherit an insider’s duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E.	Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;
•	securities industry self-regulatory organization sanctions;
•	civil injunctions;
•	damage awards to private plaintiffs;
•	disgorgement of all profits;
•	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
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civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2.3 million (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to $5 million ($25 million for an entity); and
•	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.

F.	Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material non-public information. The SEC aggressively investigates even small insider trading violations.

IV.   Statement of Procedures to Prevent Insider Trading

The following procedures have been established, and shall be maintained and enforced, by the Company to prevent insider trading.

A.	Blackout Periods

The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material non-public information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, no officer, director, or employee shall purchase or sell any security of the Company during the period beginning at 11:59 p.m. (New York time) on the last calendar day of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends on December 31, 2023, the corresponding blackout period would begin at 11:59 p.m. (New York time) on December 31, 2023 (since this day falls on Sunday, the last day that trading is permitted prior to the blackout period is Friday, December 29, 2023) and end at the close of trading (generally, 4:01 p.m. (New York time)) on the second full trading day after the public release of earnings data for such fiscal quarter.

Exceptions to the blackout period policy may be approved only by the Company’s Chief Executive Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.

From time to time, the Company, through the Board of Directors or the Chief Executive Officer or Chief Financial Officer, or authorized representatives thereof may recommend that officers, directors, employees, or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR prohibit directors and officers from trading in a company's securities when a company pension plan has instituted a blackout period prohibiting participants in the plan from selling plan securities. If the Company is required to impose a “pension fund black-out period” under Regulation BTR, each director and executive officer shall not, directly or indirectly sell, purchase or otherwise transfer during such black-out period any equity securities of the Company acquired in connection with his or her service as a director or officer of the Company, except as permitted by Regulation BTR.

B.	Preclearance of All Trades by All Officers, Directors and Certain Key Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including, without limitation, acquisitions and dispositions of Company stock, the exercise of stock options, elective transactions under 401(k)/ESPP/deferred compensation plans, if any, and the sale of Company stock issued upon exercise of stock options) by officers, directors, and certain key employees listed on Schedule I (as amended from time to time) (each, a “Preclearance Person”) shall be precleared by the Company’s Compliance Officer, except for certain exempt transactions as explained in Section VI of this Policy.

A request for preclearance should be in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities of the Company to be involved. In addition, the Preclearance Person shall execute a certification (in the form approved by the Compliance Officer) that he or she is not aware of material non-public information about the Company. The Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared shall be effected within five business days of receipt of the preclearance, unless a specific exception has been granted by the Compliance Officer or General Counsel. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period shall be precleared again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material non-public information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

None of the Company, the Compliance Officer, the General Counsel or the Company’s other employees shall have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section IV.B. Notwithstanding any preclearance of a transaction pursuant to this Section IV.B, none of the Company, the Compliance Officer, the General Counsel, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

C.	Post-Termination Transactions

With the exception of the preclearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If you are in possession of material non-public information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.

D.	Information Relating to the Company

1.    Access to Information

Access to material non-public information about the Company, including the Company’s business, earnings, or prospects, should be limited to officers, directors, and employees of the Company on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than “need-to-know” basis.

In communicating material non-public information to employees of the Company, all officers, directors, and employees shall take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2.    Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Compliance Officer at ComplianceOfficer@vinfast.vn or the Head of the Disclosure Committee.

V.   Additional Prohibited Transactions

The Company has determined that there shall be a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, and employees are prohibited from engaging in the following transactions in Company securities unless express approval is received from (i) the Board of Directors or the Audit Committee for directors or (ii) the Chief Executive Officer or Compliance Officer for all officers and employees, provided that such approval is permitted by applicable laws and regulations:

A.	Short Sales

Sale of shares of securities one does not currently own, or a sale which is consummated by the delivery of a stock borrowed by, or for the account of, the seller (“Short Sales”) of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

B.	Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director, or employee is trading based on material non-public information. Transactions in options may also focus an officer’s, director’s, or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C.	Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director, or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow the officer, director, or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director, or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.

D.	Director and Executive Officer Cashless Exercises

The Company shall not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise features of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement shall be limited to confirming that it shall deliver the stock promptly upon payment of the exercise price, (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles and (iv) the director or officer otherwise complies with this Policy. Under a T+2 cashless exercise, a broker, the issuer and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Compliance Officer.

E.	Standing Orders

A standing order placed with a broker to sell or purchase Company securities at a specified price leaves the security-holder with no control over the timing of the transaction. A transaction pursuant to a standing order, which does not meet the standards of a Trading Plan (as defined below) approved in compliance with this Policy, executed by the broker when the individual subject to this Policy is aware of material non-public information about the Company, may result in unlawful insider trading. Other than in connection with a Trading Plan under this Policy, entry into or fulfillment of a standing order shall be prohibited whenever an individual subject to this Policy is in possession of material non-public information about the Company (including during a quarterly blackout period for persons subject to the blackout restrictions of this Policy or ad hoc black-out period for those insiders subject to such procedures). All standing orders shall be of limited duration, cancelable, and in the case of a person subject to the blackout restrictions of this Policy or a person subject to an ad hoc black-out period, shall be immediately canceled upon commencement of quarterly black-out or ad hoc black-out period, as applicable.

F.	Partnership Distributions

Nothing in this Policy shall be intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It shall be the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

VI.   Purchases Of The Company’s Securities On Margin; Pledging The Company’s Securities To Secure Margin Or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Officers, directors, and employees are prohibited from engaging in such transactions unless an express approval is received from (i) the Board of Directors or the Audit Committee for directors or (ii) the Chief Executive Officer or Compliance Officer for all officers and employees, provided that such approval is permitted by applicable laws and regulations.

Officers, directors and employees may pledge Company securities (exclusive of options, warrants, restricted stock units or other rights to purchase securities) as collateral for loans and investments provided that: (i) the maximum aggregate amount of the pledged securities does not exceed 25% of the total amount of securities owned by such individual; or (ii) the maximum aggregate loan or investment amount collateralized by such pledged securities does not exceed 35% of the total value of the pledged securities. Any pledging arrangement which does not meet the aforementioned conditions and is not for the benefit of the Company requires express approval from the Audit Committee. For avoidance of any doubt, a pledging arrangement shall not require any approval from the Audit Committee if it is for the benefit of the Company.

VII.   Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s stock in accordance with the terms of Rule 10b5-1 and all applicable state laws (a “Trading Plan”) that:

•

has been submitted to and pre-approved by the Company’s Compliance Officer, or such other person as the Board of Directors may designate from time to time, at least 30 days before the commencement of any transactions under the Trading Plan, with officers subject to a period that extends to the later of 90 days after adoption of a Trading Plan or two business days after disclosure of the Company’s financial results in Form 6-K or Form 20-F covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days;

•	you entered into in good faith at a time when you were not in possession of material non-public information about the Company; and
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either (i) specifies the amounts, prices, and dates of all security transactions under the Trading Plan, (ii) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, or (iii) prohibits you from exercising any subsequent influence over the transactions.

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or modification of a Trading Plan shall be subject to the prior review and approval of the General Counsel or Compliance Officer. Revocation shall be effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 calendar days before trading outside of a Trading Plan and 90 calendar days before establishing a new Trading Plan. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan.

A person acting in good faith may modify a prior Trading Plan so long as such modifications are made outside of a quarterly trading blackout period and at a time when the Trading Plan participant does not possess material, non-public information. Plan modifications shall not take effect for at least 30 days after the plan modifications are made, with officers subject to a period that extends to the later of 90 days after modification of a Trading Plan or two business days after disclosure of the Company’s financial results in Form 6-K or Form 20-F covering the fiscal quarter in which the Trading Plan was modified, up to a maximum of 120 days.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The General Counsel or Compliance Officer or administrator of the Company’s stock plans shall be authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Compliance Officer.

The Compliance Officer shall pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan shall not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

If required, an SEC Form 144 shall be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires ____.”

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

The transactions prohibited under this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

You may not adopt more than one Trading Plan at a time. You may only modify or revoke a Trading Plan outside of quarterly trading blackout periods when you do not possess material non-public information. Any modification or revocation of a Trading Plan shall be pre-approved by the General Counsel or Compliance Officer at least 30 days, with officers subject to a period that extends to the later of 90 days after modification or revocation of a Trading Plan or two business days after disclosure of the Company’s financial results in Form 6-K or Form 20-F covering the fiscal quarter in which the Trading Plan was modified, up to a maximum of 120 days, before you trade under a modified Trading Plan or outside of a revoked Trading Plan.

The Company reserves the right to publicly announce, or respond to inquiries from the media regarding, the implementation of Trading Plans or the execution of transactions made under a Trading Plan. The Company also reserves the right, from time to time, to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition shall be in the best interests of the Company. Transactions prohibited under Section V of this Policy, including short sales and hedging transactions, may not be carried out through a Trading Plan.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assume any liability for any delay in reviewing and/or refusing a Trading Plan submitted for approval nor the legality or consequences relating to a person entering into or trading under a Trading Plan.

VIII.   Interpretation, Amendment, and Implementation of this Policy

The Board of Directors shall have the authority to interpret and update the Company’s insider trading policy and all related policies and procedures.  In particular, such interpretations and updates of the Company’s insider trading policy, as authorized by the Board of Directors, may include amendments to or departures from the terms of the insider trading policy, to the extent consistent with the general purpose of the Company’s insider trading policy and applicable securities laws.

Actions taken by the Company, the Board of Directors, or any Company personnel do not constitute legal advice, nor do they insulate the Covered Persons from the consequences of noncompliance with the Company’s insider trading policy or with securities laws.

IX.   Execution and Return of Certification of Compliance

After reading this Policy, all officers, directors, and employees should execute and return to the Company’s Compliance Officer the Certification of Compliance form attached hereto as “Attachment A.”

Schedule I

Individuals Subject to Preclearance Requirement

Omitted

Attachment A

Certification of Compliance

Return by [                 ] [insert return deadline]

To:	General Counsel and Compliance Officer

From:

Re:	Insider Trading Compliance Policy of VinFast Auto Ltd.

I have received, reviewed, and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) VinFast Auto Ltd., to comply fully with the policies and procedures contained therein.

I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[   ], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

Signature	Date
Title

ii